Structured Investments Opportunities in U.S. Equities

Free Writing Prospectus

Registration Statement No. 333-277211

July 30, 2025

Filed Pursuant to Rule 433

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Buffered PLUS Based on the Level of the S&P 500® Index due March 3, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	March 3, 2028
Underlying index:	The S&P 500® Index (Bloomberg symbol: SPX) For more information about the underlying index, including historical performance information, see the accompanying free writing prospectus.
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪   If the final level is greater than the initial level:

$1,000 + the leveraged upside payment, subject to the maximum payment at maturity

▪   If the final level is equal to or less than the initial level by an amount equal to or less than the buffer amount:

$1,000

▪   If the final level is less than the initial level by an amount greater than the buffer amount:

($1,000 × the index performance factor) + $100.00

If the final level is less than the initial level by more than the buffer amount, your payment at maturity will be less than, and possibly significantly less than, the $1,000 principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

Buffer amount:	10.00%
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	200.00%
Index percent increase:	(final level – initial level) / initial level
Initial level:	The official closing level of the underlying index on the pricing date
Final level:	The official closing level of the underlying index on the valuation date
Valuation date*:	February 29, 2028
Index performance factor:	final level / initial level
Maximum payment at maturity:	At least $1,209.00 per Buffered PLUS (at least 120.90% of the stated principal amount). The actual maximum payment at maturity will be determined on the trade date.
Principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date*:	On or about August 15, 2025
Trade date*:	On or about August 15, 2025
Original issue date*:	On or about August 20, 2025 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the Buffered PLUS on the pricing date is expected to be between $915.00 and $965.00 per Buffered PLUS, which will be less than the price to public. The market value of the Buffered PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.
CUSIP:	40447CRD4
ISIN:	US40447CRD47
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465925072027/tm2519575d270dps_fwp.htm
** The trade date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Buffered PLUS.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the Buffered PLUS, including a more complete description of the risks relating to the Buffered PLUS. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Buffered PLUS
• Buffered PLUS do not pay interest.
• The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.
• Investing in the Buffered PLUS is not equivalent to investing in the stocks included in the underlying index.
• The amount payable on the Buffered PLUS is not linked to the level of the underlying index at any time other than the valuation date.
Risks Relating to the Underlying Index
• Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.
General Risk Factors
• Credit risk of HSBC USA Inc.
• The estimated initial value of the Buffered PLUS, which will be determined by us on the trade date, is expected to be less than the price to public and may differ from the market value of the Buffered PLUS in the secondary market, if any.
• The price of your Buffered PLUS in the secondary market, if any, immediately after the trade date is expected to be less than the price to public.
• If HSBC Securities (USA) Inc. were to repurchase your Buffered PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Buffered PLUS.
• The calculation agent, which is the issuer or one of its affiliates, will make determinations with respect to the Buffered PLUS.
• Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS.
• The Buffered PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
• The market price of the Buffered PLUS will be influenced by many unpredictable factors.
• The Buffered PLUS will not be listed on any securities exchange or automated trading system and secondary trading may be limited.
• The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Buffered PLUS —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the Buffered PLUS, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.